Exhibit 99.1

VIVUS Q1 2020 Earnings Conference Call

May 6, 2020 — 4:30 PM ET

Operator

Good afternoon and welcome to the VIVUS first quarter 2020 financial results conference call. Today’s call is being recorded.  For introductions and opening remarks, I’d like to turn the call over to Mr. Matt Steinberg with Lazar FINN Partners.  Please go ahead, sir.

Matt Steinberg — Lazar Partners

Thank you, operator. Good afternoon everyone and welcome to today’s teleconference. With me on the call is John Amos, VIVUS’ Chief Executive Officer, Mark Oki, VIVUS’ Chief Financial Officer, and Dr. Santosh Varghese, VIVUS’ Chief Medical Officer.

Before we get started, I would like to remind everyone that during this conference call, VIVUS will make certain statements that are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as anticipate, believe, estimate, expect, forecast, intend, hope, likely, may, opportunity, plan, potential, predict and should, among others. These forward-looking statements are based on VIVUS’ current expectations, and actual results could differ materially.

There are several factors that could cause actual events to differ materially from those indicated by such forward-looking statements. Investors are advised to read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2019, which was filed on April 3, 20201 and as amended on April 29, 2020, as well as periodic reports filed with the Securities and Exchange Commission, such as VIVUS’ Form 10-Q filed earlier today.

VIVUS does not undertake an obligation to update or revise any forward-looking statements made on this call.

I’ll now turn the call over to John Amos.

John Amos — VIVUS, Inc. — Chief Executive Officer

Thanks Matt, and thanks to everyone on the call for your time this afternoon.

Fiscal Q1 2020 represents the successful completion of quarter seven of our 10-quarter turnaround.

Given the well documented impact of COVID-19 on American and global businesses, [unintelligible].

1  Speaker intended to say March 3, 2020.

Overall, we grew revenue from Q4 2019 to Q1 2020 by 13.8%, but we expect fluctuations in the next three quarters as a normal course of business along with the potential COVID-19 implications.

We transitioned our entire employee and affiliated contractors into a work-from-home mode by March 10th, and the team continues to work productively and collaboratively while staying safe at home.

Our Qsymia Advantage program processed 29,000 scripts in Q1 2020, compared with 1,700 scripts in Q1 2019, with March 2020 being the single highest monthly total ever.

We launched our Telehealth Platform on March 31st and have signed up physicians in California, New York, New Jersey, Washington DC, Massachusetts, North Carolina and Alabama.

We solved our shelf life chemistry issue with VI-0106 and are now working towards filing an IND for the treatment of patients with pulmonary arterial hypertension, or PAH.  We are working through how we will conduct the trial in the COVID-19 environment.  Dr. Varghese will speak about this program later in the call.

We have been able to continue the adolescent Qsymia trial, which, in light of the negative outcomes for obese patients with COVID-19, has become more important than ever.

Although PANCREAZE scripts were down slightly, less than 1% from Q4 2019, we were able to grow new prescriptions of PANCREAZE by 4.4% over the same period.

We received approval for the extended shelf life of PANCREAZE to 36 months, and plan to launch this formulation in Q3 2020.

We are still working through our convertible debt issue and will comment on this in a matter in a bit.

I would like to spend some time discussing COVID-19 and obesity, both of which are at pandemic levels and have collided in the United States.  While the data sets are rapidly evolving, based on information collected by the CDC, other national and international health organizations and clinical researchers in countries with significant COVID-19 burdens, there appears to be a significant correlation between a BMI of 30 or greater and an elevated risk for hospitalization due to COVID-19 infections.   The risk seems to increase as BMI increases.  Based on the Weekly Morbidity and Mortality Report published by the CDC on April 17, 2020, of the patients admitted to the hospital, 49% had hypertension and 48% were medically classified as obese along with other comorbidities including diabetes and impaired renal function.

Another report authored by Radwan Kassir, MD, PhD, Head of Bariatric Surgery at the University of La Reunion in France, found similar correlations between high BMI and increased levels of hospitalization and mortality.

One underlying theory related to high BMI patients infected by COVID-19 is that these patients have larger amounts of adipose tissue, also known as fat tissue. Adipose cells within the adipose tissue express ACE2, which is the cellular receptor that SARS-CoV-2, the virus that causes COVID-19, uses to bind and gain access to cells. Thus, patients with increased BMI have more cells that the virus can infect, potentially increasing their viral load compared with non-obese individuals who become infected.

Over the past four weeks, numerous local physicians that treat high BMI patients have been contacting VIVUS to see what VIVUS can do to lower the out-of-pocket cost of Qsymia to expand — excuse me — to expand utilization.  We have been pointing these physicians to our Qsymia Advantage program, which offers solutions to help reduce the out-of-pocket costs for uninsured or underinsured patients.  Additionally, a few of the largest and most significant pharmacy benefit managers in the U.S. have also reached out to establish contracts for Qsymia. This is an important change at the payor and PBM level and is especially significant given the collision of the dual pandemics of COVID-19 and obesity.  We have also seen a dramatic change in how obesity is being discussed.  The healthcare industry and the medical community is finally realizing that obesity is not a choice that people make, but rather a consequence of human evolutionary biology not keeping pace with food availability.  No one chooses to be obese.  The choice was made for humans hundreds of thousands of years ago. Our goal at VIVUS is to give patients with obesity new choices in how they can achieve and maintain their healthy weight objectives.

Based on a robust and growing body of data, we believe that Qsymia has the highest level of efficacy coupled with perhaps the lowest cost of therapy, and that it provides the best outcomes for patients with high BMI in a convenient, once-a-day oral capsule.

Now I’ll provide an update on the activities regarding the VIVUS Health Platform, which integrates pharmaceutical, nutritional, digital and information technology to enable better patient outcomes.

On March 31st, 2020, we announced the launch of the VIVUS Health Platform Telemedicine module and are planning the launch of our remote patient monitoring platform this quarter.   We are pleased with the response overall, and I also have had discussions with a number of physicians who are interested in utilizing the system for monitoring patients that are at a higher risk for COVID-19.  We have had very early cursory conversations around utilizing the platform as a workplace safety platform as well.  The monitoring technology remotely and passively captures information on up to eight vital signs. Two of these vital signs, oxygen level readings and temperature, are leading indicators of COVID-19 infection, while blood pressure and weight are predictive of increased risk for negative outcomes related to COVID infection. Monitoring these vital signs may help physicians provide better care for their patients.

Let me turn now to a review of PANCREAZE.

In the first quarter of 2020, revenue was essentially flat.  We did grow new patient starts by 4.4% compared with the previous quarter, but refills were down and overall there were 50 fewer scripts filled than in Q4 2019.

Our ongoing performance analysis has identified several areas that still need to be optimized.

We have seen some slowdown in retail pharmacies in geographies that have been hard hit by COVID-19. We are creating a mail order channel for the product utilizing what we have built for Qsymia.  A significant portion of patients who utilize pancreatic enzyme replacement therapies are immune-compromised and do not want to travel to a retail pharmacy location.

Our PBM coverage still needs to improve, but we have some contracts that are going live in the second half of 2020 which we believe will help to begin addressing this challenge.

The prior authorization process for this product is a bit burdensome, and we are putting technology and processes in place to ease this burden at the doctors’ offices.

While revenues were flat quarter to quarter, we did experience growth in new scripts and just prior to the COVID-19 outbreak had the best week in total scripts since product launch with strong ramp up in the U.S.  So, while we are behind in our business plan, we have started to see multiple points of improved performance that allows us to believe that we are moving in the right direction.

The STENDRA/SPEDRA product is either partnered out or licensed in various global territories.  We continue to collect royalties and manage the manufacturing process for our marketing and license partners.  We are working with the various partners in this program to reduce our working capital exposure for the product and to improve our return on invested capital.  We are also continuing our efforts to find commercial partners in key open territories, including the Middle East, Mexico and Russia.

VI-0106 for the treatment of PAH is our clinical development product.  I want to thank our CMC and Clinical teams for finally breaking through the chemistry issue that caused our shelf-life issue.  This breakthrough is significant to our company and for PAH patients globally as it allows us to advance to clinical trials with a once-a-day formulation optimized for treating PAH patients with a commercially viable shelf life.  As a review, we believe that the data from compassionate use and early stage clinical studies significantly de-risks this program, and the chemistry issue was the last and most significant hurdle for moving the program forward.  We believe now that we have now addressed the chemistry issue and are positioned to move forward with filing the IND and starting the Phase II trial.

As a reminder, based on previous discussions with the FDA, this product could be eligible for Fast Track Designation, and to the extent that the study data supports our belief that it is disease modifying could be eligible for Breakthrough Designation.

Finally, let me turn to our capital structure.  We are engaged with our largest convertible bond holder to discuss satisfying the remaining VIVUS bond obligations.  We are discussing a variety of options to properly satisfy this debt.  While we can’t go into the details of these discussions, we want to assure shareholders that VIVUS management and the Board are focused on maximizing enterprise value in any solution we might pursue.  Mark will walk you through the math and the recent debt settlement and what we still need to do to solve for the next quarter.

As we have stated numerous times, we expect that turning VIVUS around will take 10 quarters.  From a calendar perspective we have completed 70% of the turnaround.  If COVID-19 hadn’t locked down the credit markets in mid-March, we would’ve likely have already completed the balance sheet restructuring and would have largely been on schedule, although as I already noted, we are ahead on Qsymia and somewhat behind on the PANCREAZE business plan.  While we are disappointed in not finalizing the financing, we are very encouraged that the healthcare industry is finally taking obesity infinitely more seriously now due to the collision of the COVID-19 and obesity pandemics. While it is unfortunate that these circumstances exist, perhaps the silver lining in this crisis is that it provides a loud and persistent wake-up call to the healthcare industry that our collective energy needs to focus on helping people holistically achieve optimal health rather than focusing on individual therapies.

I will now turn over to Mark Oki to review the financials of Q1 2020 in more detail, after which Dr. Varghese will provide an update on our clinical programs.

Mark K. Oki — VIVUS, Inc. — SVP, Chief Financial Officer & Chief Accounting Officer

Thank you, John.

As has been our practice, we believe that comparing the first quarter of 2020 to the fourth quarter of 2019 will provide you with the best indication of how our turnaround efforts are progressing.

Qsymia net product revenue was $8.9 million and $9.8 million in the first quarter of 2020 and the fourth quarter of 2019, respectively. The decrease from the fourth quarter was due to the seasonal decrease in shipments to wholesalers.

Total Qsymia scripts were approximately 83,000 in both the first quarter of 2020 and the fourth quarter of 2019. We continue to see the transition of patients from the retail distribution channel to the Qsymia Advantage program.  In the first quarter of 2020, 30% – 36% of Qsymia scripts were dispensed through the Qsymia Advantage program’s direct-to-patient model, up from 31% and 22% in the fourth and third quarters of 2019, respectively.

PANCREAZE net revenue was $5.8 million in both the first quarter of 2020 and the fourth quarter of 2019.  These amounts included Canadian PANCREASE net sales of $0.7 million and $0.9 million in the first quarter of 2020 and the fourth quarter of 2019, respectively.

The $2 million milestone revenue in the first quarter of 2020 represented the amount earned for the commercial launch of Qsymia in South Korea by our marketing partner, Alvogen.

Revenue related to royalties earned from Menarini SPEDRA sales, which has typically run from $500,000 to $600,000 per quarter, was approximately $547,000 in the first quarter of 2020 and $468,000 in the fourth quarter of 2019.

In the first quarter of 2020, we also recognized royalty revenue of $564,000 based on net sales of Qsymia in South Korea. Royalties earned on South Korean Qsymia net sales could vary materially as a result of Alvogen’s supply chain management and end user demand.

Total cost of goods sold, excluding amortization, was $4.6 million and $4.0 million in the first quarter of 2020 and the fourth quarter of 2019, respectively. The increase was primarily due to increase in supply revenue over the fourth quarter of 2019.

Amortization of intangible assets was $3.6 million in both the first quarter of 2020 and the fourth quarter of 2019. This amount was primarily the amortization of costs capitalized related to the acquisition of PANCREAZE.

Research and development expense was $2.4 million in both the first quarter of 2020 and the fourth quarter of 2019. Research and development expenses were primarily related to the Qsymia adolescent safety and efficacy study and PANCREAZE post-marketing requirements assumed from Janssen.

Selling, general and administrative expenses were $11.0 million and $10.9 million in the first quarter of 2020 and the fourth quarter of 2019, respectively.  Included in these amounts were selling and marketing expense of $4.2 million and $4.3 million, respectively.  In the fourth quarter of 2019, we incurred approximately $1.9 million of severance costs. In the first quarter of 2020, we incurred additional professional fees related to addressing our outstanding debt.

Total interest and other expense, net, was $3.2 million and $2.9 million in the first quarter of 2020 and the fourth quarter of 2019, respectively.

Net loss for the first quarter of 2020 and the fourth quarter of 2019 was $5.2 million and $6.5 million, respectively.  Cash and equivalents were $32.9 million at March 31, 2020.

In April 2020, we raised approximately $10.5 million, net of underwriter and other fees, through the issuance of 7.2 million shares of our common stock through a register direct offering. In May 2020, we retired $11.3 million face value of convertible notes and paid all accrued interest that were due on May 1, 2020. IEH Biopharma LLC, the holder of the remaining $170.2 million of convertible notes, has granted us a 30-day grace period, during which time we will negotiate exclusively with them to attempt to restructure the remaining notes.

Non-GAAP EBITDAR — that’s Earnings Before Interest, Taxes, Depreciation, Amortization and discretionary Research — which we believe provides a good indication of how our commercial business is performing, was $3.2 million for the first quarter of 2020 and $1.9 million for the fourth quarter of 2019. A reconciliation of the GAAP net loss to this non-GAAP EBITDAR can be found in our earnings release issued earlier today.

With that, I will now turn the call over to Dr. Varghese for a clinical and product life cycle update.

Santosh Varghese, M.D. — VIVUS, Inc. — Senior Vice President, Chief Medical Officer

Thanks, Mark. I will review the clinical and regulatory aspects of Qsymia, PANCREAZE and VI-0106.

With respect to Qsymia, as previously announced, we have completed enrollment of subjects in our Phase IV study designed to evaluate the safety and efficacy of Qsymia in obese adolescents between the ages of 12 and 17 years.  We have had — We have not had any impact of COVID-19 on study progression to date and expect the last subject will complete treatment by the end of the first quarter of 2021.  We are closely monitoring the pandemic situation and have remote monitoring capabilities on standby through our VIVUS Healthcare Platform to the extent needed.  We believe that Qsymia could be an important part of integrated strategies to address adolescent obesity, and this study is designed to provide clinical data to support a potential label expansion for this indication.

We continue to have productive discussions with the FDA regarding a study designed to evaluate the effect of Qsymia on ambulatory blood pressure.  We believe this study could provide us with new data to further inform our dialogue with the FDA regarding our post-marketing cardiovascular outcomes trials, which was required as part of the initial approval of Qsymia.  We hope to have a final protocol agreed upon in the next few months.

We also continue to work with researchers at major institutions to develop clinical protocols and initiate the related clinical trials to evaluate our VIVUS Health Platform to augment and track patients’ efforts in weight management.  We hope to have more information regarding the launch of a new study in the coming months.

Finally, we expect the European Medicines Agency will respond to the decentralized Qsymia marketing authorization application in the second half of 2020.

As the global community lives through the intersection of two pandemics, COVID-19 and obesity, a greater focus will be needed to be placed on providing treatment options to patients who are obese.  Studies have shown that there is a potential linkage of increased mortality and complications of viral infections like those of the novel coronavirus in obese patients, as evident by the CDC warning for people with severe obesity, body mass index, or BMI, of 40 or higher who they define as those at high-risk for severe illness from COVID-19.  These early studies have suggested an association of various inflammatory biomarkers and enzymes such as angiotensin-converting enzyme 2, or ACE2, in adipose tissue that may increase these patients’ risk, and that is in addition to other already known comorbidities like type 2 diabetes, hypertension, and obstructive sleep apnea.  Additional research is needed to fully understand this convergence, and I expect to see more in the scientific literature in the coming months.

Now I’ll turn to PANCREAZE.

As previously announced, the FDA approved the sNDA for the 36-month shelf life formulation in February of 2020, and we continue to evaluate potential studies of PANCREAZE in additional pancreatic disease indications.  We are working with Cedar-Sinai Hospital in Los Angeles, to start a study evaluating PANCREAZE in the treatment of exocrine pancreatic insufficiency in patients with pancreatic cancer.

Finally, we anticipate filing the IND for VI-0106 in the second half of this year as we have finalized our unique proprietary once-daily extended-release formulation.  We believe this formulation will facilitate therapeutic drug levels while minimizing immunosuppressive effects for patients with PAH.  We will plan to initiate a Phase 2 clinical study in Group 1 PAH patients at Functional Class 3 or 4 in Q1 2021 after we file, the FDA reviews and accepts our Investigational New Drug application.  We believe this patient population has a critical need for new treatment options and expect that the COVID-19 pandemic will have limited impact on trial enrollment as many of these patients are hospitalized frequently due to their disease progression.  As with all our future studies, we will look to optimize patient compliance and study adherence utilizing remote patient monitoring through our VIVUS Health Platform.

This concludes our opening remarks. Operator, you may now open the lines for the question and answer period.

Operator

Thank you. [Operator instructions]

John Vandermosten — Zack’s Small-Cap Research

Good afternoon, John, Mark and Santosh and congratulations on solving the 0106 chemistry issue. Glad to see you were able to make some progress on that. And also congratulations on the upcoming IND for the same drug.

I wanted to start out with — obviously the big issue is with the refinancing. We’ve heard a lot of efforts by Congress and the Fed to help out companies that may have been in trouble due to the coronavirus, and the CARES Act had some provisions in it as well. I’m not as familiar with those as you probably are since you’re dealing with this every day. Are there any pathways that you might be able to pursue to help resolve the issue through either the Fed or some of the legislation that’s been passed?

John Amos — VIVUS, Inc. — Chief Executive Officer

Yeah, so we’ve got a couple of advisors helping us think through that.  You know, we really are in an exclusive period with the IEH bondholders so we’re really just trying to focus on solving the issue with them, though obviously we do remain interested in what the various Fed programs and Treasury programs are.  As just a general comment, not so much related to our business but just related to the way the Fed programs have been organized, they’re really organized around rated bonds. So, Moody’s, S&P, Fitch etc. And if you think about the biotech industry as a whole, which we’re obviously a part of, the vast majority of bonds in biotech aren’t rated bonds. So, we’ve submitted I think along with other biotech companies around seeking an exemption to that rating. Whether that happens or not, who knows. But we are working exclusively with the IEH bondholders to try to resolve our outstanding bond issue.

John Vandermosten — Zack’s Small-Cap Research

Okay, and is there any sense of how the capital structure might change as a result of that?  I mean, I know you’re in negotiations now and that’s probably a big part of the discussion, but any sense that you can give us how that’s progressing?

John Amos — VIVUS, Inc. — Chief Executive Officer

Yes, I’m pretty uncomfortable. I think - we’ll get through the negotiations hopefully and then we’ll certainly bring everybody up to speed once those are completed.

John Vandermosten — Zack’s Small-Cap Research

Okay, got it. Understood.  So VIVUS Health Platform, I mean, great timing on that in terms of having it ready to go as more people need to take care of things from home. What progress has it made of PANCREAZE side?  I saw a few mentions of that, Qsymia has done really well in terms of getting up to speed. What are we seeing on the PANCREAZE side for the VIVUS Health Platform so far and what should we expect to see over the next quarters?

John Amos — VIVUS, Inc. — Chief Executive Officer

Our focus for the VIVUS Health Platform has really been on the cystic fibrosis centers. So, we’ve shown the platform to a few of the foundations and a few doctors. We’ve had really a lot more demand interest on the other side of the coin. But one of the presidents of a large cystic fibrosis foundation, once he saw all the vital sign management and how we collect data on the vital signs, he said “It’s a game changer for cystic fibrosis patients.”

Currently, cystic fibrosis patients, the vast majority of them, travel somewhere between 60 and 200 miles to go to their Center of Excellence, and with air travel effectively down and their immuno-compromised systems, they just really don’t have the ability to travel into these locations anymore without exposing themselves to significant adverse events. So, the Cystic Fibrosis Foundation is not going to be — the cystic fibrosis community is a cornerstone of the PANCREAZE business. We don’t think it’s going to be a large driver of revenue and the overall VIVUS Health Platform as a patient population, but it’s one that clinically is very, very important to us and this solution that we built, it really is a game changer for these folks. They can stay at home and effectively monitor their lung function, oxygen levels, blood pressure weight, etc., without ever having to step into a clinic, and that’s a big deal for that patient population.

John Vandermosten — Zack’s Small-Cap Research

Yes, definitely. And then milestones for the VIVUS Health Platform over the next couple of quarters, I mean maybe even items in the back office or things like that. What is still kind of on the list to achieve for 2020?

John Amos — VIVUS, Inc. — Chief Executive Officer

What’s been interesting is employers — and this is something we didn’t really think about up until probably a couple of weeks ago — Deb Larsen, our Chief Strategy Officer, Santosh and myself and a few other folks have been really working pretty hard on this program and trying to bring it to fruition. And what we realized is that in order for workers to go into a facility-based location, in effect we have to create a broader monitoring platform for these patients — not patients, just individual workers. And so that’s been something that has kind of opened up potentially a new market for us that we had never really thought about.  And that’s probably the biggest opportunity that sits in front of us, other than just going out and getting physicians and patients on the platform in the obesity and COVID-19 monitoring space, so more on that to come.

The demand — the initial demand has been very high. What we have found, it’s been a little challenging just getting people onto the platform. It’s not a difficult platform to get onto. It’s just how they think about running their clinics. So, there’s a lot of people and they’re wrestling with the COVID-19 pandemic, and they’re trying to figure out how to practice medicine in this framework. And so it’s taken a little bit more education than we thought. We thought it was going to be like sign up, get on and just get ripping on the platform, which some doctors have. Others it takes a little bit more handholding, if you will. But once people see the value of the platform and the power that it brings to a clinic, the light bulb goes on.

We’re excited about it. It’s very cool and we’ve got good penetration in California, New York.  Obviously with COVID, it’s has been an excellent source of opportunity and what we’re seeing down in kind of the right-hand L of the nation where locations that really have higher percentages of obese patients, the doctors are really understanding the implications of COVID on those patient populations.  I’ve had some pretty alarming phone calls with doctors in those geographies.

John Vandermosten — Zack’s Small-Cap Research

Okay.  And moving overseas, has Alvogen given any sense of what their sales goals are for the next year?

John Amos — VIVUS, Inc. — Chief Executive Officer

Yes, they did for pre-COVID. Obviously, South Korea if you follow them, they’ve done an excellent job of managing, keeping their economy running and managing their patient — managing the pandemic. They’ve really done a bang-up job there. And so, there is obviously the same correlation, obesity. I think there’s still just like everybody trying to [unintelligible].  It’s still an important product, it’s an important category, and it has become much more important globally than it was previously.  But they haven’t provided us with an additional update, and we’re not in the habit of providing forecasts.

John Vandermosten — Zack’s Small-Cap Research

Okay, thanks John. I appreciate that. I’ll get back in queue.

John Amos — VIVUS, Inc. — Chief Executive Officer

Yes, thanks John, appreciate it.

Operator

Thank you. And I’m not showing any further questions at this time. I would now like to turn the call back over to John Amos for any closing remarks.

John Amos — VIVUS, Inc. — Chief Executive Officer

Appreciate it, Operator.

Thanks to all of you for your time today and your continued interest in VIVUS.  I am pleased that we have continued to make significant progress in our 10-quarter turnaround strategy even as we navigate a changing and challenging landscape and find new ways to meet our commitment to patients and physicians while adhering to guidelines that keep our employees and customers safe.

I look forward to sharing our continued progress with you in the months ahead. And I certainly hope all of you stay safe and healthy in the interim.  Operator?

Operator

Thank you.  Ladies and gentlemen, this concludes today’s conference call.  Thank you for participating. You may now disconnect.